EXHIBIT 10.6

[CENTRAL JERSEY BANCORP LETTERHEAD]

December 19, 2008

Robert S. Vuono
Central Jersey Bancorp
1903 Highway 35
Oakhurst, New Jersey 07755

Dear Mr. Vuono:

As you know, Central Jersey Bancorp (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (“Treasury”) that provides, among other things, for the Company’s participation in the Treasury’s TARP Capital Purchase Program (“CPP”).  In the event that the Company does not participate or ceases at any time to participate in the CPP, this letter agreement shall be of no further force or effect.

In order for the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements.  To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you hereby agree as follows:

1.
No Golden Parachute Payments.  No golden parachute payments will be made by the Company to you during any “CPP Covered Period.”  A “CPP Covered Period” is any period during which (A) you are a senior executive officer of the Company, and (B) the Treasury holds an equity or debt position acquired from the Company in the CPP.

2.
Recovery of Bonus and Incentive Compensation.  Any bonus and/or incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.
Compensation Program Amendments.  Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, but not limited to, golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended (notwithstanding any contrary language within such Benefit Plans) to the extent necessary to give effect to provisions (1) and (2) above.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.  To the extent that any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate such changes promptly and in good faith.

4.	Definitions and Interpretation. This letter agreement shall be interpreted as follows:

“Senior executive officer” means the Company’s “senior executive officers” as defined in Section 111(b)(3) of EESA.

“Golden parachute payment” has the same meaning as in Section 111(b)(2)(C) of EESA.

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued by the Department of Treasury and is in effect as of the “Closing Date,” as defined in the Participation Agreement.

The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date).  You are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter agreement.

The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

Provisions (1) and (2) of this letter agreement are intended to, and will be interpreted, administered and construed to comply with Section 111 of EESA and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter agreement.

5.
Miscellaneous.  To the extent not subject to federal law, this letter agreement will be governed by the laws of the State of New Jersey, without giving effect to the conflicts of laws provisions thereof.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.  A signature transmitted by facsimile will be deemed to be an original signature.

Please indicate your acceptance and agreement to the terms and conditions set forth in this letter agreement by countersigning same and returning a copy to the Company.  The Board of Directors of the Company appreciates the concessions you are making and looks forward to your continued leadership.

Very truly yours,

Central Jersey Bancorp

By:	/s/ James S. Vaccaro
Name:	James S. Vaccaro
Title:	Chairman, President and Chief
Executive Officer

Intending to be legally bound by the terms of this letter agreement, I hereby agree with, acknowledge the sufficiency of the consideration for, and accept the foregoing terms as of the date set forth below.

/s/ Robert S. Vuono
Robert S. Vuono

Dated:  December 19, 2008